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                                                                     EXHIBIT 4.4

                         REGISTRATION RIGHTS AGREEMENT


                 This Registration Rights Agreement (this "Agreement") is made and entered into as of July 17, 1997, between Phoenix Network, Inc., a Delaware corporation (the "Company"), JNC Opportunity Fund Ltd., a Cayman Islands corporation ("JNC"), and such other mutually acceptable parties signatory hereto (such other parties, together with JNC, the "Purchasers").

                 This Agreement is made pursuant to the Convertible Preferred Stock Purchase Agreement, dated as of the date hereof between the Company and JNC (as amended, supplemented, restated or otherwise modified in accordance with its terms, the "Purchase Agreement").

                 The Company and the Purchasers hereby agree as follows:

         1.      Definitions

                 Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

                 "Advice" shall have meaning set forth in Section 3(o).

                 "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

                 "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

                 "Commission" means the Securities and Exchange Commission.

                 "Common Stock" means the Company's Common Stock, par value $.001 per share.

                 "Effectiveness Date" means the 75th day after the Initial Closing Date.

                 "Effectiveness Period" shall have the meaning set forth in
Section 2(a).